UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Nature's Sunshine Products, Inc.
(Name of Registrant as Specified In Its Charter)
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Proxy Statement

1972 CELEBRATING 50 YEARS 2022

NATURES SUNSHINE

NATURE’S SUNSHINE PRODUCTS, INC. 2901 West Bluegrass Blvd., Suite 100 Lehi, UT 84043
From our founding nearly 50 years ago, our mission has been to share the healing power of nature with everyone.
March 18, 2022

Dear Fellow Shareholder:

In 2021, we achieved records every quarter and saw continued success from our five global growth strategies. Last year was the first full year of our revitalized model and we believe this is just the beginning of Nature’s Sunshine’s growth journey. As we look to 2022, we expect the momentum from our five global growth strategies to continue. This year marks our 50th anniversary as a company. In this notable year, we are not looking back, but forward to the next 50 years. We thank you for your continued support and cooperation as we continue to share the healing power of nature with more people around the globe.

I invite you to attend the 2022 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 4, 2022, at 10:00 a.m., Mountain Daylight Time.

The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

We will hold our Annual Meeting in person.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting in person, you will be able to vote at the meeting, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

/s/ Terrence O. Moorehead
Terrence O. Moorehead
President and Chief Executive Officer

NATURE'S SUNSHINE PRODUCTS, INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2022
To the Shareholders of Nature’s Sunshine Products, Inc.:

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at our principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 4, 2022, at 10:00 a.m., Mountain Daylight Time, for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.To elect nine directors to our Board of Directors;

2.To vote on an advisory, non-binding resolution to approve the compensation of our named executive officers;

3.To ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2022; and

4.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on February 23, 2022, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof.

We will hold our Annual Meeting in person.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the Notice Regarding the Availability of Proxy Materials you received in the mail and the section of the accompanying Proxy Statement entitled “Questions and Answers about the 2022 Annual Meeting and this Proxy Statement”.

March 18, 2022

By Order of the Board of Directors

/s/ Nathan G. Brower
Nathan G. Brower
Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2022

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://ir.naturessunshine.com/sec-filings/all-sec-filings

POC
AIVIA™
ACTIVE NUTRITION
PLANT PROTEIN
+ POWER HERBS
VANILLA BEAN
20G PROTEIN PER SERVING
HERBAL mTOR + AMPK ACTIVATORS
7G NET CARBS
NO SUGAR ADDED
100% VEGAN
GLUTEN FREE
NON GMO
KETO FRIENDLY
15 SERVINGS - NET WT 1.5 LBS (682 G)

Proxy Statement Summary
This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Place	Record Date	Voting
10:00 a.m. Mountain Daylight Time	2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043	February 23, 2022	Shareholders of record as of the Record Date are entitled to vote
May 4, 2022

AGENDA AND VOTING RECOMMENDATIONS

Proposal No.	Description	Board Recommendation	Page
1	Election of Directors	✓ For each nominee	14
2	Advisory Resolution to Approve Named Executive Officer Compensation	✓ For	29
3	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2022	✓ For	49

CORPORATE GOVERNANCE HIGHLIGHTS
✓	Independent Board Chairman
✓	8 of 9 Directors are Independent
✓	Recently updated corporate governance guidelines
✓	Majority voting policy for director elections
✓	Regularly scheduled executive sessions of independent directors
✓	100% Independent Audit, Compensation, and Governance Committees
✓	Enterprise Risk Management program with Board oversight
✓	Board oversight of environmental, social, and governmental initiatives.
✓	Updated and robust stock ownership guidelines for Directors and executive officers
✓	Policies prohibiting short sales, hedging, and pledging of Nature's Sunshine Products, Inc. stock

The proxy solicitation materials are being sent on or about March 18, 2022, to our shareholders entitled to vote at the Annual Meeting. In this Proxy Statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “proxy materials”), and Annual Report for the year ended December 31, 2021 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

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MORNING
Day 1
1/1
Good Morning Claudia!
"Today's the day!"
See package insert for warnings and nutrition information
MFG: 07/29/21
BATCH: 1010162 91
Unlock the Healing Power of Herbs
NATURES SUNSHINE
DTX
NATURES SUNSHINE
Food Enzymes
NEW LOOK!
DIGESTIVE ENZYME SUPPORT*
Helps Relieve Occasional Indigestion*
Supports the Immune System*
Dietary Supplement
120 CAPSULES
HERBAL EXPERTS since 1972

Questions and Answers about the 2022 Annual Meeting and this Proxy Statement
WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail in this Proxy Statement:

•To elect the nine directors named in this Proxy Statement to the Company’s Board of Directors (the “Board”) (Proposal One);

•To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Two);

•To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal Three); and

•To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHAT ARE THE BOARD'S VOTING RECOMMENDATIONS?
Our Board recommends that you vote your shares:

•FOR each of the nine director nominees to the Board (Proposal One);

•FOR the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Two); and

•FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal Three)

WHERE ARE THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED, AND WHAT IS THE MAIN TELEPHONE NUMBER?
The Company’s principal executive offices are currently located at 2901 West Bluegrass Blvd., Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
The record date for the Annual Meeting is February 23, 2022 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 19,474,528 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

HOW MANY VOTES DO I HAVE?
All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

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WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

IF I AM A SHAREHOLDER OF RECORD, HOW DO I VOTE?
If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting. For direction to attend the meeting and vote in person, please contact the Corporate Secretary.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?
If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

WHAT IS A QUORUM?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 19,474,528 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,737,265 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

WHAT IS A BROKER NON-VOTE?
If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors) and Proposal Two (advisory resolution regarding compensation of named executive officers) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?
With regards to Proposal One, directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee receives a plurality of votes in favor of election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the election of directors. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors.

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Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Proposal Two is only advisory and the outcome of the vote is not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of this vote when setting compensation for the named executive officers. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two.

Approval of Proposal Three requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstentions will have no effect on the outcome of Proposal Three. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Three.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Three), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Two). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

WHAT IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTION FORM?
If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

WHO WILL COUNT THE VOTES AND HOW WILL MY VOTE(S) BE COUNTED?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

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HOW AND WHEN MAY I SUBMIT A SHAREHOLDER PROPOSAL FOR THE ANNUAL MEETING?
The deadline to submit a shareholder proposal for the 2022 Annual Meeting, which was set forth in our Proxy Statement relating to our 2021 Annual Meeting, has passed and shareholders can no longer submit shareholder proposals for the 2022 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2023 Annual Meeting of Shareholders and included in our Proxy Statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 12, 2022. If the 2023 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 4, 2023, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”.

If a shareholder wishes to present a proposal at our 2023 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2023 Annual Meeting, the shareholder must give advance notice to us prior to the deadline determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than February 3, 2023, and no earlier than January 4, 2023, which dates are the ninetieth (90th) day and the one-hundred-twentieth (120th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

WHO WILL BEAR THE COST OF SOLICITING PROXIES?
The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

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Proposal One: Election of Directors
GENERAL
Directors are elected by shareholders at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting. Cumulative voting is not permitted in the election of directors.

Directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee, meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee. If a nominee receives a plurality of the votes in favor of his or her election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such Director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

DIRECTOR QUALIFICATIONS
The Company's Corporate Governance Guidelines provide that the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but are not limited to, the candidate’s experience in corporate management; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and/or executive compensation practices; and whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the election of the nominees to the Board of Directors.

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Nominees to Serve as Directors
The following table sets for the nominees for election to the Board.

Name	Age	Position	Director Since
Curtis Kopf*	56	Director	2022
Terrence O. Moorehead	59	Director, Chief Executive Officer	2018
Richard D. Moss	64	Director	2018
Tess Roering*	53	Director	2022
Mary Beth Springer	57	Director	2013
Robert D. Straus	51	Director	2017
J. Christopher Teets	49	Director, Chairman	2015
Heidi Wissmiller	57	Director	2020
Shirley Wu**	42	Director	2021

* Mr. Kopf and Ms. Roering were appointed members of the Board effective January 1, 2022. The Governance Committee recommended Mr. Kopf and Ms. Roering to the Board.

** Ms. Wu was appointed a member of the Board effective September 22, 2021. Ms. Wu was designated for appointment to the Board by Shanghai Fosun Pharmaceutical (Group) Co., Ltd. pursuant to the Stockholder Agreement between Fosun and the Company dated June 26, 2014.

No family relationship exists among any of our director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

Mr. Robert B. Mercer will not stand for reelection to the Board in accordance with our Board refreshment guidelines adopted in 2021, which provide that any Director who will reach the age of 70 or 10 years of service on our Board prior to the next Annual Meeting will not be nominated for election to the Board.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board of Directors are as follows:

Curtis Kopf
Mr. Kopf has served on the board since 2022, and currently serves on the Audit and Risk Management Committees. Mr. Kopf has held the position of Chief Experience Officer at REI since February 2021. Mr. Kopf joined REI in 2018 as its Chief Digital Officer. Prior to his senior leadership roles at REI, Mr. Kopf served as Senior Vice President, Customer and Digital Experience at Premera Blue Cross from June 2015 to September 2018. Mr. Kopf also held various positions at Alaska Airlines, Microsoft and Amazon. Mr. Kopf earned a Bachelor’s degree in English from Brown University and a Master’s degree in Writing from Johns Hopkins University. The Governance Committee nominated Mr. Kopf to the Board because of its belief that he brings significant consumer and digital experience to the Board, which supplements the Board’s skills in these key areas.

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Terrence O. Moorehead
Mr. Moorehead was appointed to the Board and to serve as Chief Executive Officer in 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry. Prior to joining Nature's Sunshine, he served as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College. The Governance Committee nominated Mr. Moorehead to the Board because of its belief that he brings significant experience in Direct-to-Consumer, business transformation, and extensive leadership management skills in global consumer-oriented businesses, which strengthens the Board in key areas.

Richard D. Moss
Mr. Moss has served on the Board since May 2018, and currently serves on the Compensation Committee and as Chairman of the Audit Committee. Mr. Moss served as Chief Financial Officer of Hanesbrands Inc., a leading Fortune 500 apparel company, from October 2011 until October 2017, after which he served in an advisory role at Hanesbrands until his retirement on December 31, 2017. Prior to his appointment as Chief Financial Officer, Mr. Moss led several key financial functions, including treasury and tax, at Hanesbrands from 2006 to 2011. From 2002 to 2005, Mr. Moss served as Vice President and Chief Financial Officer of Chattem Inc., a leading marketer and manufacturer of branded over- the-counter health-care products, toiletries and dietary supplements. Mr. Moss currently serves on the Board of Directors of Winnebago Industries, Inc., a leading U.S. recreational vehicle manufacturer. In November, 2020, Mr. Moss was elected to the Board of Directors of Hydrofarm Holdings Group, Inc., a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture. Mr. Moss received a B.A. and an M.B.A from Brigham Young University. The Governance Committee nominated Mr. Moss to the Board because of its belief that he brings significant financial and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Tess Roering
Ms. Roering has served on the board since 2022, and currently serves on the Audit and Compensation Committees. Ms. Roering held various leadership positions at CorePower Yoga, including as Chief Commercial Officer from 2019 to 2020 and Chief Marketing Officer from 2014 to 2018. Prior to joining CorePower Yoga, Ms. Roering held director and vice president level positions at several companies including Gap Inc, Visa International, Hotwire.com, and Addis. Ms. Roering earned a Bachelor’s degree in psychology from Stanford University and an MBA from the Fuqua School of Business at Duke University. The Governance Committee nominated Ms. Roering to the Board because of its belief that she brings significant consumer and marketing experience to the Board, which supplements the Board’s skills in these key areas.

Mary Beth Springer
Ms. Springer has served on the Board since 2013, and currently serves on the Compensation, Governance, Risk Management and Strategy Committees. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

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Robert D. Straus
Mr. Straus has served on the Board since June 2017, and currently serves on the Governance committee and as the Chairperson of both the Compensation and Strategy Committees. Mr. Straus is a Portfolio Manager at Wynnefield Capital Management, LLC, an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Managing Director or Senior Analyst at several investment banks over nearly 20 years. Mr. Straus currently serves as a director of S&W Seed Company (NASDAQ: SANW) since January 2018, a global agriculture company with its primary activities in alfalfa seed, hybrid sorghum and sunflower germplasm and stevia. Mr. Straus is a member of the Board of Directors of one private company, MK Acquisition LLC - an authentic mountain lifestyle apparel brand founded in Jackson Hole Wyoming - since May 2015; he also served on the Board of Directors of Hollender Sustainable Brands LLC - a female sexual wellness consumer brand with its headquarters in Burlington, VT and an office in New York, NY and B Lane, Inc. dba Fashion to Figure - a women’s apparel plus-size omnichannel retailer based in New York, NY. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College. The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

J. Christopher Teets
Mr. Teets has served on the Board since 2015, and as Chairman of the Board since January 2019. Mr. Teets currently serves on the Audit, Governance and Strategy Committees. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Since 2021, Mr. Teets has also served as a founding partner of Red Mountain Capital Advisors LLC, a merchant bank serving middle market public and private companies. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs & Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp., Air Transport Services Group, Inc. and he previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc., Yuma Energy, Inc, and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Heidi Wissmiller
Ms. Wissmiller has served on the Board since July 2020, and serves on the Governance, Risk Management and Strategy Committees. Ms. Wissmiller served in multiple C-suite positions for Rodan + Fields from 2014 to April 2019, including Chief Growth Officer and Chief Operating Officer of Global Field Sales and Operations. Prior to Rodan + Fields, Ms. Wissmiller was the CEO for Micro Analytical Systems. She previously served in various senior leadership roles with globally recognized companies, including PepsiCo, E & J Gallo Winery and Nabisco. The Governance Committee nominated Ms. Wissmiller to the Board because of her extensive experience in the consumer products industry which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Shirley Wu
Ms. Wu has served on the board since September 2021. Ms. Wu currently serves as the Chief Financial Officer of Fosun Pharma, a position which she has held since January 2022. Ms. Wu previously served as Deputy CFO at Fosun from June 2021 until she was promoted to Chief Financial Officer. Ms. Wu joined Fosun in 2017, holding various positions prior to her current role, including as General Manager of Finance Management Department from August 2020 to June 2021 in Fosun Group; Deputy General Manager of Finance Department from October 2017 to August 2020 in Fosun Pharma. Prior to joining Fosun Pharma, Ms. Wu served as a partner in the audit function for KPMG Huazhen LLP Shanghai Branch from 2012 to 2017. Ms. Wu earned a Bachelor of Economics degree from Shanghai University of Finance and Economics. The Governance Committee nominated Ms. Wu to the Board because of its belief that she brings significant financial experience to the Board, including experience with international companies, which supplements the Board’s skills in these key areas.

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DIRECTOR INDEPENDENCE
The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Moorehead, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders and Ms. Wu’s affiliation with Fosun Pharma, one of our shareholders.

BOARD LEADERSHIP AND DIVERSITY
The Board of Directors and Governance Committee are committed to building and maintaining a Board comprised of capable individuals who collectively provide the experience, ability and expertise to drive shareholder value while reflecting our values of quality, integrity, service, community, and innovation. We strive to have a mixture of experience and tenure in order to ensure continuity of institutional knowledge while welcoming fresh perspectives.

Board Diversity Matrix
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

BOARD COMMITTEES
The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Governance Committee, Risk Management Committee and Strategy Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at https://ir.naturessunshine.com/corporate-governance/governance-documents or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director Name	Audit Committee	Compensation Committee	Governance Committee	Risk Management Committee	Strategy Committee
Curtis Kopf	✓			✓
Robert B. Mercer	✓		Chair
Richard D. Moss	Chair	✓
Tess Roering	✓	✓
Mary Beth Springer		✓	✓	✓	✓
Robert D. Straus		Chair	✓		Chair
J. Christopher Teets	✓		✓		✓
Heidi Wissmiller			✓	Chair	✓
Shirley Wu

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*On March 2, 2022, the Board of Directors approved additional changes to committee assignments, which will take effect May 1, 2022. Those changes include: Mr. Teets will replace Mr. Moss as Chair of the Audit Committee; Ms. Springer will replace Mr. Mercer as Chair of the Governance Committee; and Mr. Mercer will be removed from the Audit and Governance Committees.

THE AUDIT COMMITTEE.
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Committee is responsible for the engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that all members of our Audit Committee are independent directors and audit committee financial experts.

COMPENSATION COMMITTEE.
The Compensation Committee reviews compensation policies applicable to executive officers, certain key employees, and Board members, approves the compensation to be paid to executive officers and certain key employees (other than the Chief Executive Officer) and makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer and all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed-upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  Under its Charter, all members of the Compensation Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee has from time to time retained the services of Fredric W. Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook has also provided advice from time to time to the Compensation Committee with respect to the compensation and benefits of the Board.

GOVERNANCE COMMITTEE.
The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. The Governance Committee also provides, on behalf of the Board, oversight of the Company’s environmental, social, and governmental initiatives. In selecting or recommending candidates, the Governance Committee takes into consideration the criteria set forth in our Company's Corporate Governance Guidelines adopted by the Board and such other factors as it deems appropriate. These factors include:

•the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•the candidate’s experience as a board member of another publicly held company;
•the candidate’s professional and academic experience relevant to the Company’s industry;
•the strength of the candidate’s leadership skills;
•the candidate’s experience in finance and accounting and/or executive compensation practices; and
•whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the ninetieth (90th), nor earlier than the one-hundred-twentieth (120th) day, from the date of the first anniversary of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2022 Annual Meeting.

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There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors. In 2021, the Board of Directors engaged Korn Ferry to identify two new directors, with Mr. Kopf and Ms. Roering being the identified candidates. Korn Ferry also identified Tariq H. Hassan who was appointed to the Board on June 28, 2021, and resigned on August 19, 2021 to pursue a professional opportunity that precluded his service on the Company's Board.

RISK MANAGEMENT COMMITTEE.
The Risk Management Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities regarding the Company’s risk management by overseeing the Company’s enterprise risk management program. The purpose of the Risk Management Committee includes overseeing and reviewing the identification and assessment of material risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings (including FCPA trainings); product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. Each member of the Risk Management Committee is required to meet the independence requirements of the NASDAQ Stock Market and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least one member of the Committee shall be an "audit committee financial expert" as that term is defined by the SEC.

STRATEGY COMMITTEE.
The Strategy Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the development and implementation of the Company's long-term strategy, including oversight of the risks and opportunities relating to such strategy and of strategic decisions relating to material investments, acquisitions, divestitures, joint ventures and strategic partnerships by the Company.  The Strategy Committee consists of at least three directors, each of whom must meet the independence and experience requirements of the NASDAQ Stock Market and the rules and regulations of the SEC.

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Board Structure and Risk Oversight
LEADERSHIP STRUCTURE OF THE BOARD
Mr. Teets will serve as the Chairman of the Board until May 1, 2022. Effective May 1, 2022, Mr. Moss will become our Chairman of the Board. The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Moorehead. The Board believes that our independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present.

We believe that the leadership structure of the Board is appropriate because it provides both unified and consistent leadership, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct selling business.

BOARD'S ROLE IN THE OVERSIGHT OF RISK MANAGEMENT
The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management relating to the Company's financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management.

The Risk Management Committee oversees and reviews the identification and assessment of risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, oversight of the Company's enterprise risk management program; distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. The Company has enabled a cybersecurity committee, which is an executive committee consisting of members from various corporate service groups of the Company, including human resources, operations, IT, finance and legal, which under the direction of the Risk Management Committee oversees the Company’s cybersecurity-related policies and initiatives and reports to the Risk Management Committee regularly. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks.

In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

BOARD MEETINGS IN 2021
During 2021, our Board of Directors held 11 meetings and numerous informal informational sessions. Each member of the Board of Directors during 2021, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year or the portion thereof following such person’s appointment to one or more of those committees.

During 2021, the Audit Committee held 5 meetings, the Compensation Committee held 6 meetings, the Governance Committee held 5 meetings, the Risk Management Committee held 4 meetings, and the Strategy Committee held 4 meetings. The committees also held numerous informal informational sessions during the year.

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ANNUAL MEETING ATTENDANCE
Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings, Directors are encouraged to attend such meetings and all Directors attended the 2021 Annual Meeting via the telephonic conference line.

BOARD REFRESHMENT
Our Board of Directors believes that its policy of periodic, rigorous self-evaluations is currently the best way to ensure it is appropriately structured to fit the demands of the Company’s business. In addition, Directors who will reach either the age of 70 or 10 years of service on the Board of Directors prior to the next Annual Meeting of Shareholders, shall not be nominated for election to the Board of Directors at the next Annual Meeting, unless the Board of Directors grants a waiver prior to nomination for another term. The average tenure of our Directors is less than four years and the average age of our Directors is approximately 54 years old.

COMMUNICATIONS WITH DIRECTORS
We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

CORPORATE GOVERNANCE GUIDELINES
Our Board of Directors adopted Corporate Governance Guidelines, which are available on our website https://ir.naturessunshine.com/corporate-governance/governance-documents. Among other things, the Company’s corporate governance guidelines set forth guidelines relating to board independence, service on other boards, director qualification standards and additional selection criteria, periodic self-evaluation, and stock ownership guidelines.

The Corporate Governance Guidelines provide that the Governance Committee will oversee periodic evaluations of the Board of Directors and its Committees. Such evaluations are conducted annually and focus on, among things, whether the Board of Directors has the appropriate skills and experience, whether the Board of Directors is appropriately structured and diversified, and whether the Board of Directors is effectively communicating. Generally, such evaluations are conducted as self-evaluations but from time to time the Governance Committee may engage a third party to conduct evaluations.

The stock ownership guidelines provide that Directors are to hold shares of the Company’s stock with a minimum value of three times the grant date value of the annual equity grant to Directors. For example, the last equity grant, which was made in May of 2021, had a grant date value of $65,000, thereby requiring Directors to hold shares with a minimum value of $195,000. Directors have four years to be in compliance with the stock ownership guidelines. Currently, all directors who are subject to the stock ownership guidelines are in compliance with the guidelines.

CODE OF ETHICS
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of the Code is available on our website at https://ir.naturessunshine.com/corporate-governance/governance-documents or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

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Director Compensation
EQUITY COMPENSATION .
Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $65,000 (based on the closing selling price of our common stock on the grant date). Such awards generally vest in 12 equal successive monthly installments, over a one-year period measured from the grant date until the Company's next annual shareholder meeting, subject to continued Board service, and accelerate in full upon a change in control.

CASH COMPENSATION.
Each non-employee Board member receives an annual retainer of $50,000. The Chairman receives an additional retainer of $25,000. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson of the Audit Committee receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson of the Compensation Committee receiving an additional $7,500; each member of the Strategy Committee receives a retainer of $7,500, with the Chairperson of the Strategy Committee receiving an additional $7,500; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson of the Governance Committee receiving an additional $5,000; and each member of the Risk Management Committee receives a retainer of $5,000, with the Chairperson of the Risk Management Committee receiving an additional $5,000. All annual retainers are pro-rated for any partial year of service.

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during 2021. Mr. Moorehead, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Director Compensation for 2021 (9)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2), (3)	All other Compensation ($) (4)	Total ($)
Tariq H. Hassan (5)	5,000	54,167	—	59,167
Curtis Kopf (6)	—	—	—	—
Robert B. Mercer	70,000	65,000	750	135,750
Richard D. Moss	78,875	65,000	750	144,625
Tess Roering (6)	—	—	—	—
Mary Beth Springer	72,500	65,000	750	138,250
Robert D. Straus	85,000	65,000	750	150,750
J. Christopher Teets	90,000	65,000	750	155,750
Heidi Wissmiller	71,250	65,000	750	137,000
Shirley Wu (7)	16,250	43,333	—	59,583
Lily Zou (8)	50,625	65,000	750	116,375

1)	Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Chairman Retainer ($)	Committee Member Retainer ($)	Total ($)
Tariq H. Hassan	4,167	—	833	5,000
Robert B. Mercer	50,000	—	20,000	70,000
Richard D. Moss	50,000	—	28,875	78,875
Mary Beth Springer	50,000	—	22,500	72,500
Robert D. Straus	50,000	—	35,000	85,000
J. Christopher Teets	50,000	25,000	15,000	90,000
Heidi Wissmiller	50,000	—	21,250	71,250
Shirley Wu (7)	12,500	—	3,750	16,250
Lily Zou (8)	37,500	—	13,125	50,625

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2)
On May 5, 2021, the Board approved a grant of 3,188 RSUs for each non-executive director. The RSUs granted to directors vest in 12 monthly installments over a one-year period from the grant date until the Company's next annual shareholder meeting, subject to continued service on the Board of Directors, and accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

3)
On July 1, 2021, the Board approved a grant of 3,118 RSUs for Tariq Hassan upon his appointment to the Board of Directors of the Company. The RSUs granted to Mr. Hassan vest in ten monthly installments from the grant date until the Company's next annual shareholder meeting, subject to continued service on the Board of Directors, and accelerated vesting upon a change in control. Mr. Hassan resigned from the Board on August 19, 2021 and forfeited all unvested shares at that time. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

4)	Amounts reported in the “All Other Compensation” column represent $750 worth of credits to purchase the Company’s products.
5)
Mr. Hassan joined the Board of Directors effective July 1, 2021 and resigned from the Board of Directors effective August 19, 2021 to pursue a professional opportunity that precluded him from serving on the Board.

6)	Mr. Kopf and Ms. Roering joined the Board of Directors effective January 1, 2022 and did not receive any compensation in 2021.
7)
On September 22, 2021, the Board approved a grant of 2,968 RSUs for Shirley Wu upon her appointment to the Board of Directors of the Company. The RSUs granted to Ms. Wu vest in eight equal installments from the grant date until the Company's next annual shareholder meeting, subject to continued service on the Board of Directors, and accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718. The fees shown as being paid to Ms. Wu were paid directly to Fosun Pharma.

8)	The fees shown as being paid to Ms. Zou were paid directly to Fosun Pharma. Ms. Zou resigned from the Board of Directors effective September 20, 2021.
9)	The following table shows the outstanding stock and option awards for the sitting directors, other than Mr. Moorehead, as of December 31, 2021:

Name	Outstanding Stock Awards as of 12/31/2021	Outstanding Option Awards as of 12/31/2021
Robert B. Mercer	17,168	—
Richard D. Moss	17,168	25,000
Mary Beth Springer	17,168	25,000
Robert D. Straus	17,168	25,000
J. Christopher Teets	17,168	25,000
Heidi Wissmiller	8,395	—
Shirley Wu	2,968	—

EXPENSES Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

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Executive Officers
The Company’s executive officers, as of the date of this report, are as follows:

Name	Age	Position
Terrence O. Moorehead	59	President, Chief Executive Officer
Joseph W. Baty	65	Executive Vice President, Chief Financial Officer and Treasurer
Nathan G. Brower	42	Executive Vice President, General Counsel and Secretary
Tracee Comstock	56	Vice President, Human Resources
Daniel C. Norman	48	Executive Vice President & President, Asia
Eddie Silcock	51	Executive Vice President & President, North America
Bryant J. Yates	48	Executive Vice President & President, Europe

Terrence O. Moorehead. Mr. Moorehead was appointed as the Company’s President, Chief Executive Officer effective October 1, 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry. He previously served as as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College.

Joseph W. Baty.  Mr. Baty was appointed as the Company's Executive Vice President, Chief Financial Officer and Treasurer on October 31, 2016. Before joining the Company, Mr. Baty served as Executive Vice President and Chief Financial Officer at Schiff Nutrition International Inc. ("Schiff"), a publicly-traded vitamins and nutritional supplements company, from 1999, until Schiff was acquired by Reckitt Benckiser Group PLC in December 2012. From 1997 until 1999, Mr. Baty was Senior Vice President, Finance at Schiff. Prior to 1997, Mr. Baty was a Certified Public Accountant and partner at KPMG, LLP. Mr. Baty received his B.S. in Accounting from the University of Utah in 1981.

Nathan G. Brower. Mr. Brower was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Mr. Brower previously served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. Mr. Brower also serves as the President of the Impact Foundation, the Company's charitable organization that furthers the Company's mission to share the healing power of nature.

Tracee Comstock. Ms. Comstock has served as the Company's Vice President, Human Resources since January 2018. From September 2016 to November 2017, Ms. Comstock was Vice President of Human Resources at Younique, LLC, a leading online peer-to-peer social selling platform in makeup and skincare products. From May 2013 to September 2016, Ms. Comstock held senior human resources positions at Young Living Essential Oils, Weave and Sun Edison. She has also served as the President and as a member of the Board of Directors of Salt Lake SHRM, a human resources organization in Utah. Ms. Comstock received a Bachelor of Arts degree from Brigham Young University.

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Daniel C. Norman. Mr. Norman serves as Executive Vice President & President, Asia. Prior to this role, he served as President of Synergy Worldwide since September 2007.  Prior to serving as President at Synergy his roles included Vice President of Operations and Vice President of Information Systems.  Prior to joining Synergy, Mr. Norman served as a Senior Manager of European Operations at Tahitian Noni International from 1998 through September 2004.

Eddie Silcock. Mr. Silcock has served as Executive Vice President & President, North America since April 2019. Prior to joining the company, he had served Chief Sales Officer for Perfectly Posh from March 2018 to March 2019 and Vice President, Global Sales at Young Living Essential Oils from April 2015 to October 2017. Eddie also held various positions with Avon Products Inc. from 1992 to April 2015, including Vice President, North American Sales.

Bryant J. Yates. Mr. Yates currently serves as Executive Vice President & President, Europe. Prior to this Mr. Yates has served as President-RCEE & Wholesale, Executive Director-International of Nature’s Sunshine, Director-International-Europe/Middle East and General Manager of Nature’s Sunshine Products of Russia, an affiliate of the Company. Mr. Yates has been employed by the Company since 1999.

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Proposal Two: Advisory Resolution to Approve Compensation of Named Executive Officers
In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this Proxy Statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Narrative Discussion of Compensation Policies, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

Shareholders are urged to read the “Narrative Discussion of Compensation Policies” section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables and narrative in this Proxy Statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers. We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

In May 2017, shareholders voted to hold a "say on pay" vote annually. The next vote on the frequency of the say on pay vote will be held at the 2023 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules.

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Narrative Discussion of Compensation Policies
This Narrative Discussion of Compensation Policies discloses the programs and decisions surrounding the compensation of our named executive officers in 2021 ("NEOs"), who were:

Name	Position
Terrence O. Moorehead	President and Chief Executive Officer
Joseph W. Baty	Executive Vice President, Chief Financial Officer and Treasurer
Daniel C. Norman	Executive Vice President & President, Asia

In this section, we explain how our Compensation Committee made decisions related to the compensation of our NEOs during 2021, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of 2021 that could affect a fair understanding of our NEOs' compensation during 2022.

EXECUTIVE SUMMARY
Our compensation program is designed to reward our executives in a manner that supports a pay-for-performance philosophy, aligns with shareholder value creation, and maintains a level of compensation that allows us to attract and retain the best available executive team.

OUR 2021 PERFORMANCE
In 2021, we delivered multiple record sales quarters, with growth in all operating business units worldwide. Our business transformation has led to successful brand investments, new digital capabilities, and improved manufacturing. Our strategic initiatives are focused on continued growth, driving profitability and enhancing long-term shareholder value. Our 2021 performance may be summarized as follows:

•Our consolidated net sales increased by 15.3% compared to 2020, to $444.1 million in 2021. The increase related to growth in all our operating business units including Asia (27.5%), Europe (17.8%), North America (2.9%), and Latin America and Other markets (11.2%). Measured in local currency, net sales were $438.5 million, rather than $444.1 million. We measure results using local currency and exclude the impact of foreign exchange rates using budgeted exchange rates when assessing our financial results for incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team and local currency provides a better view into the actual growth from operations.

•Adjusted EBITDA improved to $49.4 million in 2021 from $36.2 million the prior year, an increase of 35.9%. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Compensation Committee.

•Total Shareholder Return (TSR) was 30.66%, with a two-year Compounded Annual Growth Rate (CAGR) TSR of 47.90%, and three-year TSR was 33.83%.

KEY 2021 COMPENSATION DECISIONS
•A substantial portion of the total direct compensation of our NEOs is in the form of annual cash incentives and long-term stock-based compensation. The annual cash incentive is primarily based on achieving near-term financial and operating goals, while equity awards focus on increases in stock price to align executives with growth in shareholder returns through both time vested and price-contingent equity awards.

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•The 2021 annual cash incentive award program was primarily based on the attainment of corporate revenue and adjusted EBITDA financial performance goals, which are viewed as the primary drivers of our shareholder value. A portion of Mr. Norman's annual cash incentive was based on the financial performance of our Asia segment, instead of being solely dependent on our corporate financial performance, in order to provide a direct link between his segment's operating results and his compensation. All NEOs also have 10% of their annual cash incentive based on individual performance, which is subjectively evaluated.

•As a result of our financial and overall business performance against the pre-established goals, our NEO bonuses averaged 150% of target.

•Restricted Stock Unit (RSU) grants to NEOs are generally made each year and generally consist of 50% performance-based units (PRSUs) and 50% time-based RSUs.

•In 2021, each NEO was granted an award of PRSUs similar to those granted to the NEOs in 2020, but with higher stock price goals than the 2020 PRSU Grants. The 2021 PRSUs vest upon achievement of each stock price goal over a period of 30-trading days. One-twelfth of the 2021 PRSUs vests upon the achievement of each stock price goal and an additional one-twelfth vests on the date that is one-year following the achievement of such stock price goal subject to the NEO's continued employment.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS We have designed the various compensation elements to achieve the following objectives:

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain qualified executives with superior talent to help us with our goals.
Annual performance-based compensation	To promote our annual performance and reward individual accomplishments and contributions to our company.
Long-term equity incentive awards	To emphasize our long-term performance and align each executive's interests with those of our shareholders.
Defined contribution plans	To provide opportunity for tax-efficient savings and long-term financial security.
Severance arrangements	To encourage the continued focus and dedication of key individuals.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

The Compensation Committee seeks to achieve these objectives by:

•Establishing a compensation structure that is market-competitive, internally fair and highly dependent on short-term and long-term performance;

•Linking a substantial portion of compensation to our financial performance or stock price performance, with consideration given to individual contributions to that performance;

•Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

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We utilize a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our financial performance and the market price of our common stock. The general objective is to balance long-term equity compensation with short-term cash compensation, but there is no target compensation level that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on our overall financial performance, a particular segment's performance, and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to our future growth. Also, actual compensation earned at the end of every performance period may be below target if performance is below our annual and multi-year performance goals.

The Compensation Committee did not review market data when setting 2021 compensation, though it periodically compares executive compensation to other similar companies. The most recent review of peer company compensation was in 2019.

SETTING EXECUTIVE COMPENSATION
Primary compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. The principal factors the Compensation Committee considers for ongoing annual decisions when setting the compensation levels for the NEOs are as follows:

•Comparison of our performance against certain operating and qualitative goals identified in our operating and strategic plans;

•Comparative market data (reviewed from time to time);

•Our Chief Executive Officer's recommendations for the other NEOs;

•Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the NEOs other than himself; and

•Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

IMPACT OF 2021 SAY-ON-PAY VOTE
The most recent shareholder advisory vote on executive officer compensation was held on May 5, 2021, after the Compensation Committee had approved the 2021 compensation of the NEOs. Of the votes cast on such proposal, 99.4 percent were in favor of the compensation of the NEOs, as that compensation was disclosed in the Narrative Discussion of Compensation Polices and the various compensation tables and narrative that appeared in our Proxy Statement dated March 19, 2021. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to our compensation philosophies, policies and practices for the remainder of 2021 and has not made substantial changes in 2022. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes.

ROLE OF EXTERNAL ADVISOR
In late 2021, the Compensation Committee engaged the services of F.W. Cook to conduct an independent comprehensive benchmark study of our executive compensation practices against other comparable public companies in our industry. In February 2022, F.W. Cook provided the 2022 Executive Compensation Report, which will be used to assist with 2022 compensation decisions.

MARKET BENCHMARKING
Compensation decisions in 2021 did not utilize market data, though F.W. Cook provided a study in 2019 and another in February 2022 to provide context for 2022 compensation decisions.

In 2019, F.W. Cook conducted a study with a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform new market comparisons of our executive compensation program and to prepare its 2019 Executive Compensation Report. The companies in the peer group were chosen in consultation with the Compensation Committee on the basis of objective industry classifications, annual revenue and market capitalization at the time of the 2019 Executive Compensation Report. The Compensation Committee believes that all of the companies in the peer group represented reasonable competitors for executive talent and shareholder investment at the time of the study.

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Nature's Sunshine 2019 Peer Group
Duluth	Medifast
e.l.f. Beauty	MGP Ingredients
Farmer Brothers	Nu Skin
Inter Parfums	NutriSystem
Landec	PetMed Express
LifeVantage	USANA Health Sciences
Lifeway Foods	Vitamin Shoppe
Mannatech

In December 2021, the Compensation Committee engaged F.W. Cook to conduct an updated study with a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform new market comparisons of our executive compensation program and to prepare its 2022 Executive Compensation Report. The companies in the peer group were chosen in consultation with the Compensation Committee on the basis of objective industry classifications, annual revenue and market capitalization during 2020 (the time at which they made pay decisions disclosed in the compensation section of their 2021 proxy statements).

The 2022 peer group companies are listed below:

Nature's Sunshine 2022 Peer Group
BellRing Brands	Medifast
Calavo Growers	Nu Skin
e.l.f. Beauty	PetMed Express
Land's End	SpartanNash Company
Lifetime Brands	Sun Opta
LifeVantage	Tupperware Brands
Lifeway Foods	USANA Health Sciences
Limoneira

ROLE OF MANAGEMENT
Our Chief Executive Officer presents his recommendations for base salaries, annual cash incentive and equity grants for the other NEOs to the Compensation Committee (other than for himself). These recommendations are generally based on an NEO's expected role in our strategic plan, our performance measured in terms of the sales revenue and adjusted EBITDA levels attained by the segment for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the NEO's performance against individual performance objectives, and the comparative analysis of our compensation practice to market for each such officer. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, annual cash incentive and equity grants.
The Compensation Committee recommends to our Board of Directors the base salary, annual cash incentive target and equity for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.

EMPLOYMENT AGREEMENTS
We have employment agreements in place with each of our NEOs. Among other things, these employment agreements set the initial annual base salaries for each NEO, establish that each NEO is eligible to participate in our executive annual cash incentive program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our NEOs would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our NEOs provide for a period during which he or she is subject to certain non-compete and non-solicitation covenants.

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STOCK OWNERSHIP GUIDELINES
Each of our NEOs and Board Members is subject to stock ownership guidelines. Under these guidelines, each NEO and Board Member is required to maintain ownership of capital stock or an equity position in the Company as expressed in the table below.

Role	Minimum Stock Ownership
Chief Executive Officer	3x annual base salary
Chief Financial Officer	2x annual base salary
All other NEOs	1x annual base salary
Board Members	3x grant date value of annual equity grant

NEOs and Board Members may obtain or hold capital stock or an equity position above what is stated in the guidelines. The minimum equity position must be achieved within four years of becoming subject to the guidelines. Compliance may be met by accumulating such equity through vested shares of stock options; vested shares of restricted stock units (“RSUs”); shares owned either directly or beneficially by the NEO or Board Member; and shares held in trust for the benefit of the NEO or Board Member, or his or her immediate family member. All NEOs currently satisfy the stock ownership guidelines.

HEDGING
Our policy prohibits executives, as well as our Board of Directors, from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging their stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

ELEMENTS OF COMPENSATION
Each NEO's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon overall Company or segment financial performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs and performance-contingent RSUs (PRSUs). In addition, the NEOs are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for NEOs (salary, annual cash incentive and equity) is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each NEO's compensation and our long-term financial success.
There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other NEOs. Instead, the mix of compensation for each NEO is based on a review of available data and a subjective analysis of that individual's performance and contribution to our financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

BASE SALARY
Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year. The Compensation Committee reviews base salaries for our NEOs in March of each year. Based on the recommendation of the Chief Executive Officer, the 2019 Executive Compensation Report, the competitiveness of their current base salaries and our performance during 2020, the base salaries for each NEO were set in March 2021 as follows:

Name	Base Salary ($)	Percentage Increase (%)
Terrence O. Moorehead	689,585	3%
Joseph W. Baty	393,975	3%
Daniel C. Norman	286,443	3%

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ANNUAL CASH INCENTIVE
The annual cash incentive program is designed to reward our NEOs for achieving or exceeding our annual goals.

For 2021, the Compensation Committee adopted an annual cash incentive program for the NEOs based primarily on the attainment of corporate financial performance goals with a small percentage based on the Compensation Committee’s evaluation of performance against individual objectives set early in the year. The Compensation Committee tied a portion of the annual cash incentive for Mr. Norman to the financial performance goals of our Asia segment instead of being solely dependent on our overall financial performance. In addition, the Compensation Committee retained the discretion to increase or decrease the annual cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s target, based on its subjective evaluation of general corporate and individual performance.

The 2021 target annual cash incentive award (as a percentage of base salary) for each NEO was as follows:

Name	Target Cash Incentive (as % of Base Salary)
Terrence O. Moorehead	100%
Joseph W. Baty	60%
Daniel C. Norman	55%

The portion of the annual cash incentive award based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the annual cash incentive award attributable to these financial goals.

2021 INDIVIDUAL PERFORMANCE GOALS
For all NEOs, 10% of the annual cash incentive award potential was based on each NEO’s individual performance. In determining the cash incentive for each NEO, the Compensation Committee reviewed the NEO’s individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. Based upon multiple quarters of record performance, increased profitability, and achievement of significant stock price milestones, the Compensation Committee determined that our overall business performance warranted full bonus payouts on the basis of individual performance objectives for our NEOs.

2021 CORPORATE PERFORMANCE GOALS FOR MESSRS. MOOREHEAD AND BATY
For Messrs. Moorehead and Baty, 90% of their cash incentive award potential was based on corporate financial performance goals for 2021, which consisted of our corporate revenue and adjusted EBITDA, but excluding foreign currency exchange impact because the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement. Revenue was chosen as a metric to reward growth that is necessary to drive the multi-year performance objectives, while adjusted EBITDA was included to reward both revenue and profit growth, including control of expenses incurred in driving that growth, among other factors. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments.

2021 CORPORATE PERFORMANCE GOALS FOR MR. NORMAN
For Mr. Norman, 90% of his cash incentive award potential was based on 30% corporate financial performance goals, and 60% on the financial performance goals related to our Asia segment, and were based on that segment's revenue and adjusted EBITDA, among other adjustments, but excluding foreign currency exchange impact because the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement.

The funding schedules for the portion of the annual cash incentive award based on our corporate financial performance and Asia financial performance (excluding foreign currency exchange impact) were as follows, with the actual payout calculations based on linear interpolations of the funding slopes between the points shown, rather than by the sample thresholds below:

2021 Corporate Financial Performance Goals
2021 Revenue ($) (000)	385,958	396,143	406,300	413,265	420,230	427,195	434,161	441,126	448,091	455,056
Payout Percentage	25%	60%	100%	101%	104%	110%	121%	139%	165%	200%
2021 Adjusted EBITDA ($) (000)	36,633	39,922	43,000	44,044	45,089	46,133	47,177	48,221	49,266	50,310
Payout Percentage	25%	60%	100%	101%	103%	110%	126%	147%	171%	200%

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2021 Asia Financial Performance Goals
2021 Revenue ($) (000)	140,505	144,203	147,900	150,429	152,957	155,486	158,014	160,543	163,071	165,600
Payout Percentage	25%	60%	100%	101%	104%	110%	121%	139%	165%	200%
2021 Adjusted EBITDA ($) (000)	22,045	24,728	27,400	28,257	29,114	29,970	30,827	31,684	32,541	33,398
Payout Percentage	25%	60%	100%	101%	104%	110%	126%	147%	171%	200%

The following chart sets forth for each NEO: the weighting of each performance goal; the target; and the actual performance achieved during 2021 with the resulting annual cash incentive payout percentage. All amounts are based upon budgeted exchange rates and exclude the impact of foreign currency exchange rates.

Name	Metric	Weighting (%)	Target ($) (000)	Achieved ($) (000)	Payout as % of Target
Terrence Moorehead	Corporate Revenue	36%	248,251	313,950	126%
	Corporate Adjusted EBITDA	54%	372,376	626,064	168%
	Individual Performance	10%	68,958	68,958	100%
		100%	689,585	1,008,972	146%
Joseph W. Baty	Corporate Revenue	36%	85,099	107,620	126%
	Corporate Adjusted EBITDA	54%	127,648	214,611	168%
	Individual Performance	10%	23,638	23,638	100%
		100%	236,385	345,869	146%
Daniel C. Norman	Corporate Revenue	12%	18,905	23,909	126%
	Corporate Adjusted EBITDA	18%	28,358	47,676	168%
	Asia Revenue	24%	37,811	75,621	200%
	Asia Adjusted EBITDA	36%	56,716	113,432	200%
	Individual Performance	10%	15,754	15,754	100%
		100%	157,544	276,392	175%

2021 CASH INCENTIVE AWARDS Applying the factors and methodology described above, the Compensation Committee awarded the following cash incentive awards to our NEOs:

Name	Payout as % of Target	2021 Cash Incentive Award ($)
Terrence O. Moorehead	146%	1,008,972
Joseph W. Baty	146%	345,869
Daniel C. Norman	175%	276,392

LONG-TERM INCENTIVE AWARDS
We provide long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs (PRSUs) and, in some cases, stock options pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”).

2021 RSU GRANTS The table below sets forth the grants of RSUs in March 2021.

Name	RSUs Subject to Time Based Vesting Conditions (1)
Terrence O. Moorehead	28,339
Joseph W. Baty	12,953
Daniel C. Norman	7,848

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1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

2021 PRSU GRANTS
In March 2021, the Board of Directors and Compensation Committee approved grants of PRSUs to the NEOs, which were granted on March 26, 2021 to Mr. Baty and Mr. Norman and on March 29, 2021 to Mr. Moorehead. The NEO PRSUs vest in six equal installments upon achievement of six growth rate milestones, as evidenced by the Volume-weighted average price (VWAP) over a period of 30-trading days, and which must be obtained within a three-year performance period. Vesting in the six equal installments occurs at the following closing stock price milestones: $20.46; $22.68; $24.89; $27.11; $29.32; and $31.54. One-twelfth of the PRSUs vest upon the achievement of each milestone and an additional one-twelfth vests on the date that is one-year following the achievement of such milestone subject to the recipient's continued employment.

In December 2021, the Board of Directors approved a special grant of PRSUs to Mr. Moorehead, which were granted on December 17, 2021. These PRSUs vest in two equal installments upon achievement of two growth rate milestones, which are related to the 30-day VWAP of the Company’s common shares and must be obtained within a three-year performance period. Vesting in the two equal installments occurs at the following closing stock price milestones: $21.65 and $24.65. One-fourth of the PRSUs vest upon the achievement of each milestone and an additional one-fourth vests on the date that is one-year following the achievement of such milestone subject to the recipient's continued employment.

The table below sets forth the grants of PRSUs to the NEOs approved by the Compensation Committee. The Compensation Committee believes that performance-based equity rewards good long-term decision making, value creation and aligns shareholder and management interests.

Name	Performance Based Restricted Stock Units
Terrence O. Moorehead (1)	90,288
Joseph W. Baty	17,043
Daniel C. Norman	10,326

1)
The PRSUs granted to Mr. Moorehead are split as follows: 37,288 PRSUs are tied to the March 29, 2021 grant with six growth rate milestones achieved over a period of 30-trading days, and which must be achieved within a three-year performance period. The remaining 53,000 PRSUs are tied to the December 17, 2021 grant with two growth rate milestones related to the 30-day VWAP, and which must be achieved within a three-year performance period.

NAMED EXECUTIVE OFFICER BENEFITS AND PERQUISITES
Perquisites are not a significant component of our executive compensation program.

We provide Mr. Moorehead the following benefits, which are not provided to the other NEOs: (i) a $1,500 per month car allowance; (ii) reimbursement of the cost of an annual executive physical examination; and (iii) $1,000,000 in additional term life insurance coverage above what we provide to similarly-situated employees.

OTHER PROGRAMS
Our executive officers, including our NEOs, are eligible to participate in our 401(k) employee savings plan, medical plans, non-qualified deferred compensation, and other benefit plans on the same basis as all other regular U.S. employees.

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COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1.0 million paid in any taxable year to each “covered employee,” consisting of the CEO, CFO and the three other highest-paid executive officers. (Once a person becomes a “covered employee” the person remains a covered employee under Section 162(m) with respect to payments made even after the person has ceased to be an officer or employee.) Accordingly, compensation paid in excess of $1.0 million to covered employees will not be deductible. The compensation paid to our NEOs for 2021 did not exceed the $1.0 million threshold per officer, except for Mr. Moorehead and Mr. Baty. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our NEOs, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more NEOs with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the NEOs essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION RISK ASSESSMENT
Our compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, we do not believe that our use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.
In addition, we believe the stock ownership guidelines to which our NEOs, including our Chief Executive Officer, are subject, moderate the incentive to take excessive risk.

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EXECUTIVE COMPENSATION The following compensation tables, including the summary compensation table, provide compensation information of our NEOs for the years ended December 31, 2021, 2020 and 2019.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards	Non-Equity Incentive Plan ($)(3)	All Other Compensation ($)(4)	Total
Terrence O. Moorehead	2021	689,585	1,826,446	—	1,008,972	20,153	3,545,156
President and Chief Executive Officer	2020	669,500	1,300,232	—	842,231	37,948	2,849,911
	2019	650,000	747,813	—	507,954	35,001	1,940,768
Joseph W. Baty	2021	393,975	472,860	—	345,869	24,503	1,237,207
EVP, CFO & Treasurer	2020	382,600	460,952	—	288,711	25,616	1,157,879
	2019	375,000	168,938	—	161,435	16,094	721,467
Daniel C. Norman	2021	286,443	286,492	—	276,392	11,472	860,799
EVP, President Asia	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

1)	Amounts for 2021 include amounts that were deferred from the executive salaries into the 401(k) plan in 2021, as follows: Mr. Moorehead-$26,000; Mr. Baty-$24,921; and Mr. Norman-$19,500.
2)	Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2021 Annual Report on Form 10-K filed with the SEC on March 8, 2022, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The aggregate grant date fair value of the 2021 Performance-Based RSUs, assuming achievement of the maximum performance level, would be: Mr. Moorehead-$1,299,907; Mr. Baty-$236,467; and Mr. Norman-$143,266.
3)	For a detailed discussion of payments made under the Company’s annual cash incentive program, see the section above entitled “Narrative Discussion of Compensation Policies-Annual Cash Incentive.”
4)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2021. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Product Credit ($) (A)	Miscellaneous Other ($) (B)	Total ($)
Terrence O. Moorehead	12,600	6,803	750	18,000	20,153
Joseph W. Baty	12,600	11,153	750	—	24,503
Daniel C. Norman	9,789	933	750	—	11,472

A)	Includes $750 of product credit for each NEO.
B)	Includes $18,000 automobile allowance for Mr. Moorehead.

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GRANTS OF PLAN-BASED AWARDS IN 2021
The following table provides certain summary information concerning each grant of an award made to an NEO in 2021, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Incentive Award Type (1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Terrence O. Moorehead	—	ACI	155,157	689,585	1,206,774	—	—	—	—	—
Terrence O. Moorehead	3/29/2021	PRSU (3)	—	—	—	6,214	37,288	—	—	517,362
Terrence O. Moorehead	3/29/2021	RSU (4)	—	—	—	—	—	—	28,339	526,539
Terrence O. Moorehead	12/17/2021	PRSU (5)	—	—	—	26,500	53,000	—	—	782,545
Joseph W. Baty	—	ACI	53,187	236,385	413,674	—	—	—	—	—
Joseph W. Baty	3/26/2021	PRSU (3)	—	—	—	2,840	17,043	—	—	236,467
Joseph W. Baty	3/26/2021	RSU (4)	—	—	—	—	—	—	12,953	236,393
Daniel C. Norman	—	ACI	35,447	157,544	275,702	—	—	—	—	—
Daniel C. Norman	3/26/2021	PRSU (3)	—	—	—	1,720	10,326	—	—	143,266
Daniel C. Norman	3/26/2021	RSU (4)	—	—	—	—	—	—	7,848	143,226

1)	Award types are as follows: ACI: Annual Cash Incentive Award PRSU: Performance-Based RSUs RSU: Time-Based RSUs
2)
The amounts reported in these columns reflect potential payouts for 2021 under the Company’s cash incentive plan if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all performance metrics were at goal performance levels. The amounts reported in the Maximum column reflect the maximum cash incentive award payable under the annual cash incentive program, which is 200% of his or her Target for any NEO.

3)
The PRSU grant vests 50% upon achievement and 50% one year after achievement of pre-determined share price targets for the Company’s stock over a rolling 30-day period commencing after March 29, 2021 for Mr. Moorehead and March 26, 2021 for Mr. Baty & Mr. Norman, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before the three-year anniversary of the grant. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

4)
The RSU grant vests in three equal annual installments over each year of service measured from March 29, 2021 for Mr. Moorehead, and March 29, 2021 for Mr. Baty and Mr. Norman, subject to the executives’ continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

5)
The PRSU grant vests 50% upon achievement and 50% one year after achievement of pre-determined share price targets for the Company’s stock over a rolling 30-day period commencing after December 17, 2021 for Mr. Moorehead, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before the three-year anniversary of the grant. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

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OUTSTANDING EQUITY AWARDS AT YEAR-END
The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2021.

Name	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(1)	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Terrence O. Moorehead	39,231	725,774	—	—	—	—	—	(2)
	19,183	354,886	—	—	—	—	—	(3)
	40,032	740,592	—	—	—	—	—	(4)
	44,974	832,019	—	—	—	—	—	(5)
	49,023	906,926	—	—	—	—	—	(6)
	28,339	524,272	—	—	—	—	—	(7)
	37,288	689,828	—	—	—	—	—	(8)
	53,000	980,500	—	—	—	—	—	(9)
Total	311,070	5,754,797	—	—	—	—	—

Joseph W. Baty	4,676	86,506	—	—	—	—	—	(10)
	4,677	86,525	—	—	—	—	—	(11)
	20,556	380,286	—	—	—	—	—	(12)
	22,409	414,567	—	—	—	—	—	(13)
	12,953	239,631	—	—	—	—	—	(14)
	17,043	315,296	—	—	—	—	—	(15)
Total	82,314	1,522,811	—	—	—	—	—

Daniel C. Norman	—	—	12,236	—	—	13.88	2/11/2024	(16)
	2,982	55,167	—	—	—	—	—	(10)
	2,982	55,167	—	—	—	—	—	(11)
	12,456	230,436	—	—	—	—	—	(12)
	13,580	251,230	—	—	—	—	—	(13)
	7,848	145,188	—	—	—	—	—	(14)
	10,326	191,031	—	—	—	—	—	(15)
Total	50,174	928,219	12,236	—	—	—	—

1)	The market value of the restricted stock units reported in this column is based on the closing market price of our stock on December 31, 2021, which was $18.50.
2)	RSUs vest within one year from achievement of the original price targets of Company stock price targets of $14.48, $17.20 and $18.91 price per share over a rolling 45-day period, all of which were achieved on or before the September 25, 2021 requirement. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

3)	RSUs vest in three equal annual installments over each year of service measured from March 29, 2019, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

4)	RSUs vest based upon the achievement of Company stock price targets of $21.63 and $24.34 price per share over a rolling 45-day period and must be achieved on or before March 29, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

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5)	RSUs vest in three equal annual installments over each year of service measured from April 1, 2020, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

6)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $14.50, $16.78, $18.07 and $20.36 price per share over a rolling 30-day period and must be achieved on or before April 1, 2023. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

7)	RSUs vest in three equal annual installments over each year of service measured from March 29, 2021, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

8)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $20.46, $22.68, $24.89, $27.11, $29.32 and $31.54 price per share over a rolling 30-day period and must be achieved on or before April 1, 2023. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

9)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $21.65 and $24.65 price per share over a rolling 30-day period and must be achieved on or before December 17, 2024. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

10)	RSUs vest in three equal annual installments over each year of service measured from January 2, 2019, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

11)	RSUs vest based upon the achievement of Company stock price targets of $21.63 and $24.34 price per share over a rolling 45-day period and must be achieved on or before January 2, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

12)	RSUs vest in three equal annual installments over each year of service measured from March 30, 2020, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

13)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $14.50, $16.78, $19.07 and $20.36 price per share over a rolling 30-day period and must be achieved on or before March 30, 2023. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

14)	RSUs vest in three equal annual installments over each year of service measured from March 26, 2021, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

15)	RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets $20.46, $22.68, $24.89, $27.11, $29.32 and $31.54 price per share over a rolling 30-day period and must be achieved on or before March 26,, 2023. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

16)	Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

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OPTION EXERCISES AND STOCK VESTED
The following table sets forth information for the NEOs regarding the exercise of stock options and vesting of RSUs during the year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terrence O. Moorehead	—	—	152,631	2,705,310
Joseph W. Baty	—	—	49,284	885,941
Daniel C. Norman	12,427	97,862	36,359	659,056

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The benefits and payments that our NEOs could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.
VOLUNTARY TERMINATION AND TERMINATION FOR CAUSE
If any of our NEOs voluntarily resigns without good reason or if an NEO's employment is terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the NEO under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON
Under our employment agreements with our NEOs, in the event that his or her employment is terminated by the Company without “Cause” or if the NEO resigns for “Good Reason,” as those terms are defined in the employment agreements, the NEO would be entitled to the following benefits and payments:
•Payment of all accrued and unpaid base salary through the date of such termination;

•Monthly severance payments equal to one-twelfth of the NEO’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months;

•Reimbursement for the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would receive such reimbursement for a period of 18 months; and

•Payment of a pro-rata bonus, based on the percentage of the year in which the NEO remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.

Except for Mr. Moorehead, a termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited. In the case of Mr. Moorehead, any unvested awards continue to vest for a period of 18 months after any termination without cause.

TERMINATION DUE TO DEATH OR INCAPACITY
If an NEO’s employment terminates due to death or incapacity, the employment agreements provide that such NEO would receive the same benefits and payments as if the employment had terminated without cause.
A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

POTENTIAL PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL
The Company’s employment agreements with its NEOs provide that if an NEO's employment is terminated for any reason, except for Cause, within 18 months of a change in control event or in anticipation of a Change in Control Event or if an NEO terminates his employment within 18 months of a change in control event for Good Reason, the Company will pay a lump sum equal to one and one-half times the sum of the NEO's (i) annual target bonus and (ii) annual base salary at the time of termination. For all NEOs, if an NEO's employment is terminated in connection with a change in control event the Company will reimburse the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 18 months.

Except as noted in the following sentence, the equity awards held by the NEOs at the time of a qualifying change in control event will vest in full. Mr. Moorehead's new hire grant of PRSUs only vest upon a qualifying change in control event to the extent that the per share consideration paid for the common shares of the Company exceeds the share price milestone set forth in the equity award agreement.

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The following table shows potential payments to the NEOs, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2021, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

Name	Termination upon death or incapacity ($)	Termination without Cause ($)	Termination Following Change in Control
Terrence O. Moorehead
Base Salary Continuation	1,034,378	1,034,378	1,034,378
Continuation of Medical Insurance	21,600	21,600	21,600
Value of Accelerated Vesting (1)	5,754,795	1,536,407	5,754,795
Other Benefits (2)	689,585	689,585	1,034,378
Total	7,500,358	3,281,970	7,845,151
Joseph W. Baty
Base Salary Continuation	393,975	393,975	590,963
Continuation of Medical Insurance	14,400	14,400	21,600
Value of Accelerated Vesting (1)	1,522,809	—	1,522,809
Other Benefits (2)	229,560	229,560	344,340
Total	2,160,744	637,935	2,479,712
Daniel C. Norman
Base Salary Continuation	286,443	286,443	429,665
Continuation of Medical Insurance	14,400	14,400	21,600
Value of Accelerated Vesting (1)	928,219	—	928,219
Other Benefits (2)	157,544	157,544	236,316
Total	1,386,606	458,387	1,615,800

1)
Represents the intrinsic value of accelerated vesting of all outstanding awards based on $18.50 closing price per share of Common Stock on December 31, 2021. Per Mr. Moorehead's employment agreement, if termination occurred without cause, all awards that would vest within 18 months of termination would continue to vest.

2)
All NEOs would be entitled to a pro-rata bonus based on the number of full or partial calendar months they remained employed during the year in which such termination occurs. Assuming the termination of an NEO's employment was effective on December 31, 2021, each NEO would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target.

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EQUITY COMPENSATION PLANS
The following table contains information regarding the Company’s equity compensation plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,003,250 (2)	12.13 (3)	2,454,218 (4)
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,003,250	12.13	2,454,218

1)
The Amended and Restated Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan was approved by our shareholders on August 1, 2012. An amendment to the 2012 Incentive Plan was approved by our shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. An amendment and restatement of the 2012 Incentive Plan was approved by our shareholders on May 5, 2021, which among other amendments, increased the number of shares of common stock reserved for issuance by 2,000,000 shares. The terms of this plan are summarized in Note 12 of the Notes to Consolidated Financial Statements set forth in the 2021 Annual Report on Form 10-K filed with the SEC on March 8, 2022.

2)	Consists of 172,611 stock options and 830,639 restricted stock units.
3)	Excludes the impact of restricted stock units, which are exercised for no consideration.
4)	Represents the number of shares available for future issuance under the 2012 Incentive Plan.

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Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2022. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2021 and 2020, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2021 ($)	2020 ($)
Audit Fees (1)	1,181,798	1,228,565
Tax Fees (2)	791,135	444,750
All other fees (3)	60,000	—
Total Fees	2,032,933	1,673,315

1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2021 and 2020, as well as other statutory audit fees for these periods.

2)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2021 and 2020, related to tax compliance and international tax guidance.
3)	Includes audit-related fees.

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PRE-APPROVAL POLICIES AND PROCEDURES
The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by the Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2021, all of the aggregate amounts set forth above under the captions “Audit Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT
In connection with the audited financial statements as of and for the year ended December 31, 2021, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the SEC, and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Submitted by:
Richard D. Moss, Chair
Curtis Kopf
Robert B. Mercer
Tess Roering
J. Christopher Teets

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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l'amara
SKIN ACTIVATING TONER
with algae, fermented tea & caffeine
l'amara
DAILY NOURISHING CLEANSER
with algae, fermented tea & citric acid

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 23, 2022, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 23, 2022, there were 19,474,528 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	2,942,126	15.1%
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China
Wynnefield Capital, Inc. (4)	2,399,161	12.3%
450 Seventh Avenue, Suite 509
New York, New York 10123
Paradigm Capital Management, Inc. (5)	1,157,296	5.9%
9 Elk Street
Albany, NY 12207
Vanguard Group, Inc. (6)	1,032,694	5.3%
PO Box 2600 V26
Valley Forge, PA 19482-2600
Prescott Group Capital Management, LLC (7)	1,010,091	5.2%
1924 South Utica, Suite 1120
Tulsa, OK 74104
Directors and Named Executive Officers
Terrence O. Moorehead, President and Chief Executive Officer (8)	363,678	1.9%
Joseph W. Baty, Executive Vice President, Chief Financial Officer & Treasurer (9)	139,503	*
Mary Beth Springer, Director (10)	66,909	*
Dan Norman, Executive Vice President, President Asia (11)	65,055	*
Robert B. Mercer, Director (12)	60,426	*
J. Christopher Teets, Chairman of the Board (13)	59,281	*
Robert D. Straus, Director (14)	47,980	*
Richard D. Moss, Director (15)	42,595	*
Heidi Wissmiller, Director (16)	8,113	*
Shirley Wu, Director (17)	2,640	*
Curtis Koph, Director (18)	867	*
Tess Roering, Director (19)	867	*
All Directors and Executive Officers as a group (16 persons) (20)	1,054,543	5.4%

* Less than 1 percent

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1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 23, 2022.

2)
Calculated based on 19,474,528 shares of our Common Stock outstanding on February 23, 2022, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13F-HR filed with the SEC on February 2, 2018, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares. On December 11, 2019, the Company issued an additional 52,520 shares directly to Fosun for services of a former Director. On April 12, 2021, the Company issued an additional 711 shares directly to Fosun for services of a former Director On January 7, 2022 , the Company issued an additional 9,558 shares directly to Fosun for services of a former Director. On January 21, 2022, the Company issued an additional 25,000 shares directly to Fosun for options exercised related to the services of a former Director. Total shares outstanding for which Fosun Pharma has sole voting and disposition power is 2,942,126.

4)
Based on Schedule 13F-HR filed with the SEC on February 14,2022, and Schedule 13D filed with the SEC on June 12, 2017. Includes 2,399,161 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares.

5)	Based on Schedule 13G/A filed with the SEC on February 7, 2022, Paradigm Capital Management, Inc. has sole voting and dispositive power over 1,157,296 shares.
6)	Based on Schedule 13G/A filed with the SEC on February 10, 2022, Vanguard Group, Inc. has sole voting and dispositive power over 1,032,694 shares.
7)
Based on Schedule 13G filed with the SEC on February 9, 2022, and Schedule 13D/A filed with the SEC on August 28, 2014, includes shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

8)	Includes vested awards for 83,802 shares of Common Stock within 60 days of February 23, 2022, and 279,876 shares that Mr. Moorehead holds directly.
9)	Includes vested awards for 23,559 shares of Common stock within 60 days of February 23, 2022 and 115,944 shares that Mr. Baty holds directly.
10)	Includes options exercisable for 25,000 shares and vested awards for 16,906 shares of Common Stock within 60 days of February 23, 2022, and 25,003 shares that Ms. Springer holds directly.
11)
Includes options exercisable for 11,250 shares of Common Stock within 60 days of February 23, 2022, vested awards for 14,276 shares of Common stock within 60 days of February 23, 2022, and 39,529 shares that Mr. Norman holds directly.

12)	Includes vested awards for 16,906 shares of Common Stock within 60 days of February 23, 2022, and 43,520 shares that Mr. Mercer holds directly.
13)	Includes options exercisable for 25,000 shares and vested awards for 16,906 shares of Common Stock within 60 days of February 23, 2022, and 17,375 shares that Mr. Teets holds directly.

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14)	Includes options exercisable for 25,000 shares and vested awards for 16,906 shares of Common Stock within 60 days of February 23, 2022, and 6,074 shares that Mr. Straus holds directly.
15)	Includes options exercisable for 25,000 shares and vested awards for 16,906 shares of Common Stock within 60 days of February 23, 2022, and 689 shares that Mr. Moss holds directly.
16)	Includes vested awards for 8,113 shares of Common Stock within 60 days of February 23, 2022.
17)	Includes vested awards for 2,640 shares of Common Stock within 60 days of February 23, 2022.
18)	Includes vested awards for 867 shares of Common Stock within 60 days of February 23, 2022.
19)	Includes vested awards for 867 shares of Common Stock within 60 days of February 23, 2022.
20)
Includes options exercisable for 136,375 shares and vested awards for 266,321 shares of Common Stock within 60 days of February 23, 2022, and 651,847 shares that the directors and executive officers hold directly or may be deemed to be beneficially owned.

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DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2021, except that late reports were filed for each of Tariq Hassan; Shirley Wu; and Joseph Baty with respect to: one report triggered by an initial Form 3 filing and stock grant to Mr. Hassan and Ms. Wu upon their appointment to the Board of Directors; and one report triggered by the withholding of shares to pay the tax liability associated with the vesting of a prior grant of shares to Mr. Baty.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds the lesser of (i) $120,000, or (ii) 1% of the average of the Company's total assets at year-end for the last two completed fiscal years (the "Threshold"), and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Since the beginning of fiscal 2020, there have been no transactions, and there currently are no proposed transactions, in excess of the Threshold, between the Company (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

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OTHER MATTERS
The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the Annual Meeting. I urge you to vote as promptly as possible by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	NATHAN G. BROWER
March 18, 2022	Executive Vice President, General Counsel and Secretary

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